Exhibit 10.14

FISERV, INC.

AMENDMENT TO EMPLOYEE STOCK OPTION AGREEMENT

Dear Participant:

You have previously been granted a stock option award, or multiple stock option awards (collectively, your “Award”), pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan or the Fiserv, Inc. Stock Option and Restricted Stock Plan (collectively, the “Plan”). Your Award gives you an option (the “Option”) to purchase shares of common stock of Fiserv, Inc. (the “Company”) on the terms and conditions set forth in the Award Memorandum relating to your Award, the accompanying Employee Stock Option Agreement and the Plan.

This amendment (this “Amendment”), made as of February 19, 2015, modifies the treatment of your Award in connection with your retirement. Capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in your Award or in the Plan. Please review this Amendment and sign and write your name where indicated below to acknowledge and agree to the changes to your Award.

1.	Definition of Retirement. Notwithstanding anything to the contrary in your Award, the following definition of Retirement will apply for purposes of your Award:

“Retirement” means the cessation of service as an employee for any reason other than death, Disability or termination for Cause if:

(A)	(I) you are at least 50 years of age and your age plus years of service to the Company and its subsidiaries is equal to or greater than 70 (with at least 5 years of continuous service to the Company and its subsidiaries immediately prior to such cessation of service) or (II) you are at least 55 years of age with at least 5 years of continuous service to the Company and its subsidiaries immediately prior to such cessation of service; and

(B)	you have provided for an orderly transition of your duties to a successor, including by: (I) providing notice to the Company’s Chief Executive Officer (or, if you are the Chief Executive Officer, to the Chairman of the Board of Directors) of your consideration of Retirement sufficiently in advance of your proposed date of Retirement; and (II) assisting with the identification and selection of, and transition of your duties to, a successor ((I) and (II) being referred to herein collectively as the “Specified Transition Requirements”).

If you meet the criteria in paragraph (A) above and you satisfy the Specified Transition Requirements, your cessation of service will be deemed to be a qualifying Retirement; provided that, the Compensation Committee may determine, within 30 days after your cessation of service, that you failed to provide for an orderly transition of your duties to a successor. By way of example only, this could result from providing too short of notice or not providing an adequate amount of transition assistance.

2.	Vesting Following Retirement. Notwithstanding anything to the contrary in your Award relating to vesting in connection with Retirement, the following provisions will apply:

After your Retirement, the unvested portion of the Option shall continue to vest on the normal vesting dates indicated in your Award as if you had not ceased to be an employee. Notwithstanding the foregoing:

(A)	If you receive written notification from the Compensation Committee that you failed to provide for an orderly transition of your duties to a successor, then any portion of the Option that is unvested as of the date of such notification shall terminate as of such date.

(B)	If at any time following your Retirement, one of the following events occurs (a “Post-Retirement Violation”), then any portion of the Option that is unvested as of the date of such Post-Retirement Violation shall terminate as of such date: (I) you commence employment of any kind (other than board or public service, work for a not-for-profit or de minimis for-profit employment); (II) you commence work of any kind for a Competitor, including as an employee, board member, consultant or otherwise; or (III) you violate any post-employment covenant applicable to you under any agreement in effect with, or policy of, the Company or any of its subsidiaries, including without limitation those set forth in your Option agreement.

For purposes of your Award, a “Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in the sale or marketing of any Competing Product or Service. A “Competing Product or Service” means any product or service that is sold in competition with, or is being developed and that will compete with, a product or service developed, manufactured, or sold by the Company. Competing Products or Services as to you are limited to products and/or services with respect to which you participated in the development, planning, testing, sale, marketing or evaluation on behalf of the Company during any part of your employment with the Company, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with the Company, or for which you supervised one or more of the Company’s employees, units, divisions or departments in doing so.

(C)	If, while your Award is outstanding, you commence employment or other work of any kind following your Retirement, you are required to promptly provide written notice to the Company of the name of your employer and the nature of your position or other work.

(D)	If you receive any benefit under your Award after the date of a Post-Retirement Violation, then you will be obligated to repay to the Company the value of such benefit (with such value to be determined by the Company, which may include a reasonable rate of interest) promptly following your receipt of notice of such repayment obligation from the Company.

(E)	All determinations regarding whether you have engaged in a Post-Retirement Violation shall be made by the Compensation Committee.

(F)	Without limiting any other provision of the Agreement, if a Post-Retirement Violation described in (B)(II) or (III) above occurs following Retirement, the Company shall be entitled to recover the value of any amounts previously paid or payable or any shares (or the value of any shares) delivered or deliverable to you pursuant to any Fiserv bonus program, this Agreement, and any other Fiserv plan or arrangement.

Notwithstanding the foregoing, if you die after Retirement and prior to the date the Option vests in full (and provided that a Post-Retirement Violation has not occurred), then the Option shall become fully vested as of the date of your death and shall remain exercisable in accordance with paragraph 4 below.

3.	Change of Control. The following provision will be added to your Award in relation to a Change of Control:

If a Change of Control of the Company occurs after your Retirement and prior to the date the Option has become vested in full (and prior to the occurrence of a Post-Retirement Violation), and if the successor or purchaser in the Change of Control does not either assume the Company’s obligations with respect to the Option or provide a substitute award, then the Option shall vest in full immediately prior to the date of such Change of Control.

4.	Deadline for Exercise Following Retirement. Notwithstanding anything to the contrary in your Award relating to the exercise of your Award in connection with your Retirement, the following provisions will apply:

If the reason for your termination is Retirement, then you are entitled to exercise the Option to the extent vested and per the terms contained in your Award until the earlier of (A) 5 years following your Retirement or (B) the normal expiration date of the Option; provided that, if you either receive notice under subsection (2)(A) above that you have failed to provide for an orderly transition of your duties to a successor or a Post-Retirement Violation occurs, then, notwithstanding the foregoing, you will be entitled to exercise the Option to the extent vested as of the date of such notice or Post-Retirement Violation, as the case may be, and per the terms contained in your Award only for the post-termination exercise period that applies to the Option upon a termination other than as a result of death, disability, Retirement or for Cause (the “Regular Exercise Period”) (if any time period is remaining) unless the Compensation Committee expressly permits such exercise for a longer period. If the Regular Exercise Period has expired as of the date of the Post-Retirement Violation, then the Option shall immediately terminate on such date. Notwithstanding the foregoing, if such Post-Retirement Violation consists solely of the action described in subsection (2)(B)(I) above, then you will be entitled to exercise the Option to the extent vested as of the date of such Post-Retirement Violation and per the terms contained in your Award for 90 days following the date of such Post-Retirement Violation, but not beyond the Expiration Date. If you die following your termination and before your post-termination exercise period has expired, then your executor, the administrator of your estate, or your beneficiary may exercise the Option within one year after your death (subject to the normal final expiration date of the Option).

5.	Post-Employment Covenants. The language of the relevant portion of the confidential information, non-competition and related covenants section of your Option Agreements is hereby amended to read as follows:

For a period of 12 months following the termination of your employment with Fiserv (or, in the case of Retirement, for a period of 12 months following the later of (x) the date of the last restricted stock unit vesting event following Retirement or (y) the latest date upon which you are entitled to exercise an option following Retirement (in either case, assuming no Post-Retirement Violation)), you will not: (A) perform duties as or for a Competitor, Client or Prospective Client of Fiserv that are the same as or similar to the duties performed by you for Fiserv at any time during any part of the 24 month period preceding the termination of your employment with Fiserv; (B) participate in the inducement of or otherwise encourage Fiserv employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Fiserv during any part of the 24 month period preceding the termination of your employment with Fiserv; or (C) participate voluntarily or provide assistance or information to any person or entity either negotiating with Fiserv involving a Competing Product or Service, or concerning a potential or existing business or legal dispute with Fiserv, including, but not limited to, litigation, except as may be required by law.

6.	Other. Except for the changes set forth in this Amendment, your Award remains in full force and effect.

By signing below, you acknowledge your acceptance of, and agreement to be bound by, this Amendment to your Award.

Fiserv, Inc.		Participant

By:
	Name:	Signature
Title:

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